CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated December 22, 2022, with respect to the financial statements of Allspring Emerging Markets Equity Fund, Allspring Emerging Markets Equity Income Fund, Allspring International Equity Fund, Allspring Special Global Small Cap Fund (formerly, Allspring Global Small Cap Fund), and Allspring Special International Small Cap Fund, five of the funds comprising Allspring Funds Trust, as of October 31, 2022, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
February 22, 2023